EX 10.11
                          GROUNDWATER TECHNOLOGY, INC.
                      AMENDED AND RESTATED 1987 STOCK PLAN

                        RESTRICTED STOCK AWARD AGREEMENT

         Groundwater Technology, Inc., a Delaware corporation (the "Company"), hereby grants on this 19th day of September 1995 to Walter C. Barber (the "Employee") 20,000 shares of its Common Stock, $.01 par value (the "Restricted Shares"), subject to the restrictions described in Sections 3 and 4 below and in accordance with the following terms and conditions:

         1. Grant under Amended and Restated 1987 Stock Plan. This restricted stock award is granted pursuant to and is governed by the Company's Amended and Restated 1987 Stock Plan (the "Plan") and, unless the context otherwise requires, terms used herein shall have the same meaning as in the Plan. Except as hereinafter provided, this Agreement shall be governed by and be subject to all the terms and conditions set forth in the Plan as in effect on the date hereof, a copy of which has been delivered to the Employee and which is hereby incorporated by reference.

         2. Other Awards. This award is in addition to any other stock or option awards heretofore or hereafter granted to the Employee by the Company.

         3. Restrictions on Restricted Shares. The Restricted Shares are subject to restrictions against disposition and forfeiture to the Company upon the Employee's termination of employment prior to the lapsing of the restrictions for any reason other than death or permanent and total disability. The Restricted Shares shall not be sold, transferred, or otherwise disposed of and shall not be pledged or otherwise hypothecated until the restrictions on the shares have lapsed.

         4. Lapsing of Restrictions and Sale of Shares. (a) The restrictions on the Restricted Shares shall lapse with respect to 100% of the Restricted Shares granted hereunder on the seventh anniversary of the date of this Agreement.

         (b) Notwithstanding the foregoing and the provisions of Section 6 to the contrary, but subject to all other provisions hereof, in the event the Company's operating income on continuing operations before provision for tax as a percentage of net revenue ("OIPNR") (on the basis of a rolling four (4) fiscal quarters) is the following, the restrictions on the Restricted Shares shall lapse with respect to the number of shares indicated below:

      Operating Income as                        Restricted Shares on
   Percentage of Net Revenue                   Which Restrictions Lapse
   -------------------------                   ------------------------

              6.0%                                     10,000
              6.5%                                     15,000
              7.0%                                     20,000




The restrictions shall lapse on the total number of shares indicated and shall not be cumulative, such that, in the event OIPNR is 6.5% (but not 7%) for any required period, restrictions shall remain on 5,000 Restricted Shares.

         (c) Notwithstanding the foregoing, in the event of a change of control of the Company, the restrictions on 100% of the Restricted Shares that had not otherwise lapsed, shall lapse immediately upon such event. For purposes of this Agreement, "change of control" shall mean if any corporation, person, other entity or group of the foregoing acting in concert (other than the Company or any entity that is controlled by the Company) makes a tender or exchange offer the result of which would be that such corporation, person, other entity or group would own 50% or more of the shares of the Company's Common Stock.

         5. Rights as a Stockholder. Subject to the restriction against disposition and potential forfeiture of the Restricted Shares described in
Section 3 above, the Employee shall have all the rights of a stockholder with respect to the Restricted Shares, including voting and dividend rights.

         6. Termination of Employment. (a) Death of Employee. If the Employee dies, all restrictions on the Restricted Shares, if any, shall immediately lapse.

         (b) Disability of Employee. If the employee terminates employment with the Company by reason of his or her permanent and total disability, all restrictions on the Restricted Shares, if any, shall immediately lapse.

         (c) Committee Determinations. Any question as to whether there has been a "termination of employment" or a "permanent and total disability" shall be determined by the Compensation Committee of the Board of Directors (the "Committee"), and the Committee's determination shall be final.

         7. Forfeiture Mechanics. If the Employee's employment terminates for any reason other than those specified in Section 6 above, those Restricted Shares for which the restrictions have not lapsed shall be forfeited to the Company. Certificates for such Restricted Shares shall be delivered to Human Resources within thirty (30) days following termination of employment. If certificates for such Restricted Shares are not delivered to Human Resources within thirty (30) days following the termination of employment, such Restricted Shares shall remain subject to the restriction against disposition and obligation of forfeiture and such restriction and obligation shall not lapse as otherwise provided in this agreement and in the Plan.

         8. Restricted Stock Award Not Transferable. This restricted stock award is not transferable or assignable except by will or by the laws of descent and distribution.

         9.  No  Obligation  to  Continue   Employment.   The  Company  and  its
subsidiaries are not by the Plan or this restricted stock award obligated to continue to employ the Employee.

         10. Capital Changes. In the event that the number of shares of Common Stock of the


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Company  shall be  changed  by  reason of  split-ups,  combinations  of  shares,
recapitalizations,   reclassifications,   or  stock  dividends,  the  number  of
Restricted Shares may be appropriately adjusted by the Board of Directors. The Board of Directors may also make adjustments to take into account material
changes   in  law  or  in   accounting   practices   or   principles,   mergers,
consolidations, acquisitions, dispositions, repurchases or similar corporate transactions, or any other event, if the Board of Directors determines that adjustments are appropriate to avoid distortion in the operation of the Plan, but no such adjustment, unless required by law, may adversely affect the Employee's rights under this award.

         11. Withholding Taxes. The grant of Restricted Shares hereunder is subject to the Employee's agreement that, and the Employee hereby agrees that, in the event the Employee does not pay to the Company (by delivering funds to Human Resources on the day the restrictions on the shares lapse) sufficient funds to cover the appropriate amount of federal (including FICA), state and local taxes attributable to the income recognized by the Employee upon the lapsing of the restrictions on the Employee's Restricted Shares, the Company may sell a number of Restricted Shares on the Employee's behalf to cover such tax withholding obligation. Any amount resulting from sale of Restricted Shares which is in excess of the Company's withholding obligation will be returned to the Employee in cash or by check.

         12. Governing Law. This agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

         13. Binding Effect. This agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, representatives, successors and assigns; provided, however, that with respect to the Employee, this Agreement is deemed to be personal in nature and may not be assigned or transferred, except in accordance with the provisions of Section 8 hereof.

         14. Interpretation and Construction. Any interpretation or construction of this agreement by the Committee, or any successor committee thereto, shall be final and conclusive. The section headings are for convenience of reference only and shall not be deemed germane to the interpretation or construction of this agreement.



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         IN WITNESS  WHEREOF,  the  Company  and the  Employee  have caused this
Agreement to be executed, and the Employee whose signature appears below acknowledges receipt of a copy of the Plan and acceptance of an original copy of this Agreement.

GROUNDWATER TECHNOLOGY, INC.




/s/ Catherine L. Farrell
- ----------------------------


/s/ Walter C. Barber
- ----------------------------
Employee


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